EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT effective May 21, 2015 is entered into by and between Artesanias Corp. a Nevada corporation, (“AXTR”), and Social Play, Inc. (“Social Play”). The parties, intending to be legally bound, agree as follows:

SECTION 1 – LICENSE

1.1 Grant of Exclusive License. For the term of this Agreement, Social Play hereby grants to AXTR an exclusive license to develop, market and sell products and services based upon any and all intellectual property now owned by Social Play (the “Social Play IP”), including but not limited to the items of intellectual property detailed on Schedule A hereto, throughout the United States and Canada, and to use all patents, trademarks, copyrights, inventions, trade secrets, and know-how related to or comprising the Social Play IP in furtherance of such activities.

1.2 IP Development. All software, applications, methods, services, products, and all additional intellectual property, including all additional patents, trademarks, copyrights, inventions, trade secrets, and know-how developed by AXTR or Social Play during the term of this Agreement relating to or based in whole or in part on the Social Play IP shall be the sole and exclusive property of the developing party. All additional Intellectual Property developed by Social Play during the term of this Agreement, if any, shall be included within the scope of the license granted hereunder to AXTR.

1.3 Term of Agreement. The initial term of this Agreement shall be five (5) years from the date hereof. This Agreement may be renewed for an additional five (5) year term upon written notice to be given by AXTR no later than thirty (30) days prior to the expiration of the initial term. Upon a renewal of this Agreement, the parties shall meet and confer in good faith regarding the terms of a new agreement regarding the subject matter hereof.

1.4 Consideration. In consideration for the license granted hereunder, AXTR shall issue to Social Play one million (1,000,000) shares of common stock, par value $0.001, in AXTR. In addition, AXTR shall issue to Social Play an additional one million (1,000,000) shares of common stock on or before each anniversary of this Agreement for so long as it shall remain in effect. AXTR shall also remit payments totaling $120,000 to Social Play. An initial $20,000 payment shall be due concurrent with the execution of this Agreement, with additional payments of not less than $20,000 each being due every month thereafter until paid in full. The $120,000 in payments may be pre-paid in whole or in part without penalty. In the event of AXTR’s failure to remit any payment due hereunder, or to issue any shares of common stock issuable hereunder, on before the date due, if such failure is not cured in full within ten (10) days of written notice of default, shall cause this Agreement to terminate at the option of Social Play.

SECTION 2 – REPRESENTATIONS AND WARRANTIES OF SOCIAL PLAY

Social Play hereby represents and warrants to AXTR as follows:

2.1 Organization. Social Play (i) is duly organized, validly existing and in good standing (or its equivalent) under the laws of the Province of Ontario, (ii) has all licenses, permits, authorizations and other consents necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) has all requisite corporate or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and presently proposed to be conducted. Social Play is duly qualified or authorized to conduct business and is in good standing (or its equivalent) as a foreign corporation or other entity in all jurisdictions in which the ownership or use of its assets or nature of the business conducted by it makes such qualification or authorization necessary.

2.2 Authorization; Validity of Agreement. Social Play has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Social Play of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Social Play and no other action on the part of Social Play or any of its stockholders or subsidiaries is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Social Play and is a valid and binding obligation of Social Play, enforceable against Social Play in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.3 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by Social Play nor the consummation of the transactions contemplated hereby will (i) violate any provision of its certificate of incorporation or by-laws; (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, require the consent of or result in the creation of any encumbrance upon any of the properties of Social Play or any of its subsidiaries under any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Social Play or any its subsidiaries or any of their respective properties may be bound; (iii) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental entity by or with respect to Social Play or any of its subsidiaries; or (iv) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Social Play or any of its subsidiaries or any of their respective properties or assets.

2.4 Litigation. There is no action pending or, to the knowledge of Social Play, threatened, involving Social Play or its subsidiaries or affecting any of the officers, directors or employees of Social Play or its subsidiaries with respect to Social Play’s or any subsidiary’s business by or before any governmental entity or by any third party that has had or could reasonably be expected to have a material adverse effect on the Social Play IP, and neither Social Play nor any of its subsidiaries have received written notice that any such action is threatened. Neither Social Play nor any of its subsidiaries is in default under any judgment, order or decree of any governmental entity applicable to its business.

2.5 Contracts.

(a) Social Play is not in violation or breach of any material contract, except such violations that, in the aggregate, would not result in, or would not reasonably be expected to result in, a material adverse effect on the Social Play IP. There does not exist any event or condition that, after notice or lapse of time or both, would constitute an event of default or breach under any material Contract on the part of Social Play or, to the knowledge of Social Play, any other party thereto or would permit the modification, cancellation or termination of any material Contract or result in the creation of any lien upon, or any person acquiring any right to acquire, any assets of Social Play, other than any events or conditions that, in the aggregate would not result in, or would not reasonably be expected to result in, a material adverse effect on the Social Play IP. Social Play has not received in writing any claim or threat that Social Play has breached any of the terms and conditions of any material Contract, other than any material Contracts the breach of which, in the aggregate, would not result in, or would not reasonably be expected to result in, a material adverse effect on the Social Play IP.

(b) The consent of, or the delivery of notice to or filing with, any party to a material contract is not required for the execution and delivery by Social Play of this Agreement or the consummation of the transactions contemplated under the Agreement.

2.6 Patents and Other Intangible Assets. To the knowledge of Social Play, Social Play owns, free and clear of all liens, all patents, patent applications, trademarks, copyrights, inventions, trade secrets, and know-how related to or comprising the Social Play IP, and has the right to use such intellectual property without infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing. All of the Social Play IP can and will be licensed by Social Play to AXTR upon the terms of this Agreement without the consent of any Person other than AXTR.

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2.7 Shares To Be Issued To Social Play. With respect to the shares of common stock to be issued to Social Play as consideration hereunder (the “Shares”), Social Play represents and warrants to AXTR the following:

(a)	Social Play acknowledges that an investment in the Shares involves a high degree of risk in that AXTR does not currently generate revenue and may require substantial funds to pursue its business plan;

(b)	Social Play recognizes that an investment in the shares is highly speculative and only investors who can afford the loss of their entire investment should consider investing in AXTR and the Shares;

(c)	Social Play and its officers and directors have such knowledge and experience in finance, securities, investments, including investment in unregistered securities, and other business matters so as to be able to protect its interests in connection with this transaction;

(d)	Social Play is an "Accredited Investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended;

(e)	Social Play acknowledges that only a limited market for the Shares presently exists and accordingly Social Play may not be able to liquidate its investment;

(f)	Social Play acknowledges that the Shares are subject to significant restrictions on transfer as imposed by state and federal securities laws, including but not limited to a minimum holding period of at least six (6) months;

(g)	Social Play hereby acknowledges (i) that this offering of Shares has not been reviewed by the United States Securities and Exchange Commission ("SEC") or by the securities regulator of any state; (ii) that the Shares are being issued by AXTR pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933; and (iii) that the certificate evidencing the Shares received by Social Play will bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND THAT SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

(h)	Social Play is acquiring the Shares as principal for Social Play's own benefit;

(i)	Social Play is not aware of any advertisement of the Shares or any general solicitation in connection with any offering of the Shares;

(j)	Social Play acknowledges receipt and review of the Certificate of Incorporation and bylaws of AXTR, together with the opportunity and AXTR’s encouragement to seek the advice and consultation of independent investment, legal and tax counsel.

(k)	Social Play acknowledges and agrees that the AXTR has previously made available to Social Play the opportunity to ask questions of and to receive answers from representatives of AXTR concerning AXTR and the Shares, as well as to conduct whatever due diligence Social Play, in its discretion, deems advisable.

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SECTION 3 – REPRESENTATIONS AND WARRANTIES OF AXTR

AXTR hereby represents and warrant to Social Play as follows:

3.1 Organization. AXTR (i) is duly organized, validly existing and in good standing (or its equivalent) under the laws of the State of Nevada, (ii) has all licenses, permits, authorizations and other consents necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) has all requisite corporate or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and presently proposed to be conducted. AXTR is duly qualified or authorized to conduct business and is in good standing (or its equivalent) as a foreign corporation or other entity in all jurisdictions in which the ownership or use of its assets or nature of the business conducted by it makes such qualification or authorization necessary.

3.2 Authorization; Validity of Agreement. AXTR has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by AXTR of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of AXTR and no other action on the part of AXTR or any of its stockholders or subsidiaries is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by AXTR and is a valid and binding obligation of AXTR, enforceable against AXTR in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3 Shares To Be Issued To Social Play. With respect to the shares of common stock to be issued to Social Play as consideration hereunder (the “Shares”), AXTR represents and warrants to Social Play that, upon issue, the Shares will be duly and validly issued, fully paid and non-assessable common stock in the capital of AXTR.

SECTION 4 – INDEMNIFICATION AND RELATED MATTERS

4.1 Indemnification. Social Play shall indemnify and hold harmless AXTR, and AXTR shall indemnify and hold harmless Social Play, (collectively, the “Indemnified Parties”), and shall reimburse the Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees) (collectively, “Damages”) arising from or in connection with (a) any inaccuracy, in any material respect, in any of the representations and warranties made in this Agreement or in any disclosure schedule thereto, or any actions, omissions or statements of fact inconsistent with any such representation or warranty, (b) any failure to perform or comply in any material respect with any covenant or agreement in this Agreement, (c) taxes attributable to any transaction or event occurring on or prior to the date of this Agreement, or (d) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of the respective parties prior to the date hereof.

4.2 Survival. All representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the termination of the initial term of this Agreement.

4.3 Notice of Claims.

(a) If an Indemnified Party shall assert a claim for indemnification pursuant to Section 6.1, such Indemnified Party shall submit to the indemnitor a written claim stating: (i) that an Indemnified Party incurred or reasonably believes it may incur Damages and the amount or reasonable estimate thereof of any such Damages; and (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of this Agreement alleged as the basis or bases for the claim.

(b) In the event that any action, suit or proceeding is brought against any Indemnified Party with respect to which a party may have liability under this Section 6, the indemnitor shall have the right, at its cost and expense, to defend such action, suit or proceeding in the name and on behalf of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to retain its own counsel, with fees and expenses paid by indemnitor, if representation of the Indemnified Party by counsel retained by the indemnitor would be inappropriate because of actual or potential differing interests between indemnitor and the Indemnified Party. In connection with any action, suit or proceeding subject to this Section 6, the parties agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding. An indemnitor shall not, without the prior written consent of the applicable Indemnified Parties, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or demand if such settlement or compromise does not include an irrevocable and unconditional release of such Indemnified Parties for any liability arising out of such claim or demand.

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SECTION 5 – NOTICES

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Social Play:

SocialPlay, Inc.

3413 Wolfedale Road, Unit 4

Mississauga, ON L5C 1V8

If to AXTR:

Artesanias Corp.

Attn: Chitan Mistry

2532 Open Range Dr.

Fort Worth TX 76177

SECTION 6 – MISCELLANEOUS

6.1 Amendments. Subject to applicable law, this Agreement may be amended or modified by the parties hereto only by written agreement executed by each party to be bound thereby and delivered by duly authorized officers of the parties hereto.

6.2 Entire Agreement. This Agreement and the exhibits attached hereto or referred to herein constitute the entire agreement of the parties hereto, and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof and thereof.

6.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to amend or modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

6.4 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written approval of all parties.

6.5 No Third Party Beneficiaries. Nothing herein expressed or implied shall be construed to give any person other than the parties hereto (and their successors and assigns as permitted herein) any legal or equitable rights hereunder.

6.6 Counterparts; Delivery by Facsimile. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

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6.7 Governing Law. This Agreement and the agreements, instruments and documents contemplated hereby shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to its conflicts of law principles.

6.8 Interpretation.

(a)                When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)               Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)                The words “hereof”, “hereby”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)               The words “knowledge,” or “known to,” or similar terms, when used in this Agreement to qualify any representation or warranty, refer to the knowledge or awareness of certain specific facts or circumstances related to such representation or warranty of the persons in the Applicable Knowledge Group (as defined herein) which a prudent business person would have obtained after reasonable investigation or due diligence on the part of any such person. For the purposes hereof, the “Applicable Knowledge Group” with respect to AXTR shall be Chitan Mistry and Lucie Letellier. For the purposes hereof, the “Applicable Knowledge Group” with respect to Social Play shall be Tejpal S. Gill.

(e)                The word “subsidiary” shall mean any entity of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such entity is owned, directly or indirectly by another entity or person.

(f)                For purposes of this Agreement, “ordinary course of business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(g)               The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(h)               A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, unless the context requires otherwise.

(i)                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

Artesanias Corp.

By:	/s/ Chitam Mistry
Name:	Chitan Mistry
Title:	President & CEO

Social Play, Inc.

By:	/s/ Tejpal S. Gill
Name:	Tejpal S. Gill
Title:	President

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Schedule A – Social Play IP

The Social Play IP shall include of all of Social Play’s right title and interest in and to the intellectual property rights set forth herein below, including without limitation: (a) the patents, patent applications, and any inventions set forth below (collectively, the "Patents"); (b) all rights to apply in any or all countries of the world for patents or governmental grants in such Patents; (c) any and all applications filed and any and all patents, certificates of inventions or other governmental grants granted on said Patents in the United States or any other country, including each and every application filed and each and every Patent granted on any applications which is a division, substitution or continuation of any of said applications; (d) each and every reissue or extension of any of such Patents; (e) each any every patent claim resulting from a reexamination certificate for any and all such Patents; and (f) any and all rights to sue for and recover damages for any past, present or future violation, misappropriation or infringement of the Patents.

Title of Patent, Patent Application, or Invention	Jurisdiction	Application/Publication
SYSTEM AND METHOD FOR CROSS-APPLICATION VIRTUAL GOODS MANAGEMENT	International	PCT/CA2015/050359
SYSTEM AND METHOD FOR CROSS-APPLICATION VIRTUAL GOODS MANAGEMENT	USA	14/699,519
SYSTEM AND METHOD FOR CROSS-APPLICATION VIRTUAL GOODS MANAGEMENT	USA	61/985,679

In addition, the Social Play IP shall include all copyrights, any and all other patents and patent applications (including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations in-part thereof), all trade names, trademarks and service marks, logos, trademark and service mark registrations (including all renewals of trademark and service mark registrations, and all rights corresponding thereto throughout the world together, in each case), all inventions, processes, production methods, proprietary information, know-how and trade secrets, all licenses or user or other agreements granted to Social Play with respect to any of the foregoing, in each case whether now or hereafter owned or used (including the licenses or other agreements with respect to any of the foregoing), comprising or relating to the proprietary Virtual Goods, Virtual Product Placement Marketplace, Virtual Goods Monetization System, and Cloud-Based Game Hosting and Management service developed by SocialPlay, currently referred to as “SP Cloud Goods.”

In addition, the Social Play IP shall include all rights to use of the “SocialPlay.com” domain name.

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